                                       5
                                                                     Exhibit 3.1


                              ANTEX BIOLOGICS INC.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

            -----------------------------------------------------------


            Antex Biologics Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 25, 1992, under the name "MicroCarb Inc.". On August 16, 1996, the Corporation filed with the Secretary of State a Certificate of Ownership and Merger, pursuant to which Virgo Biologicals Inc. was merged with and into the Corporation, and in connection therewith the Corporation changed its name to "Antex Biologics Inc.". On May 9, 1997, the Corporation filed a Certificate of Amendment with the Secretary of State amending Article Fourth of the Certificate of Incorporation.

      2. As set forth in Article Fourth of the Certificate of Incorporation, as amended, the total number of shares of capital stock that the Corporation has authority to issue is 100 million shares, consisting of (i) 95 million shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 5 million shares of preferred stock, par value $.01 per share. The capitalization of the Corporation, as set forth in the Certificate of Incorporation shall not change by reason of this Certificate of Amendment.

      3. The Certificate of Incorporation of the Corporation, as heretofore amended, is amended by adding to Article Fourth, at the end thereof, the following language:

            (a) Effective at 11:59 p.m., Delaware time, on July 19, 2000, without further act of the Corporation or its stockholders (but subject to the provisions of paragraphs (b) and (c) below), each five shares of Common Stock (the "Reverse Split Factor") issued and outstanding (the "Old Common Stock") is hereby combined, reclassified and changed into one fully paid and nonassessable share of Common Stock (the "New Common Stock").

            (b) No fractional shares of New Common Stock shall be issued, and the holders of Old Common Stock shall not be or become entitled to any fractional shares of New Common Stock, by reason of the combination, reclassification and change as herein provided. If rights to fractions of a share of New Common Stock result from such combination, reclassification and change, the Corporation shall deliver to each such holder otherwise entitled to receive a fractional share of New Common Stock a cash payment equal to the product of (i) such fraction of a share and
(ii) the closing bid price of a share of New Common Stock at the close of business on July 20, 2000.

            (c) Effective 11:59 p.m., Delaware time, on July 19, 2000, each holder of shares of Old Common Stock shall cease to be a holder thereof, and the certificate or certificates of such holder that immediately prior to such time evidenced shares of Old Common Stock shall thereafter represent the right to receive, upon surrender thereof to the Corporation for cancellation, (i) a new certificate or certificates representing a whole number of fully paid and nonassessable shares of New Common Stock, if any, equal to the number of shares of Old Common Stock evidenced by the certificate or certificates of such holder divided by the Reverse Split Factor and (ii) cash (without interest) in lieu of any fractional share of New Common Stock determined in accordance with paragraph (b).

      4. The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment was duly adopted by a resolution of the Board of Directors at a meeting duly called and held on February 12, 1999, and was approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at a meeting of stockholders duly called and held on June 10, 1999, all in accordance with Section 242 of the General Corporate Law of the State of Delaware.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and its Corporate Seal to be affixed hereto this 14th day of July, 2000.

                                          ANTEX BIOLOGICS INC.

                                          By:   /s/ V. M. Esposito
                                                ------------------
                                                V. M. Esposito, Ph.D.
                                                President



[SEAL]